FOR IMMEDIATE RELEASE                                                                                                            May 8, 2012

EXHIBIT 99.1                                                                                                                                      For more information contact:

                                                                                                                                                                Scott Estes (419) 247-2800

                                                                                                                                                                Jay Morgan (419) 247-2800

Health Care REIT, Inc.

Reports First Quarter Results

1Q12 normalized FFO per share increased 24%, FAD per share increased 26%

1Q12 same store cash NOI increased 4.2%

Toledo, Ohio, May 8, 2012…..Health Care REIT, Inc. (NYSE:HCN) today announced operating results for the company’s first quarter ended March 31, 2012.

 “Our relationship investment strategy is working,” commented George L. Chapman, Chairman, Chief Executive Officer and President of Health Care REIT.  “We have completed $1.3 billion of investments year-to-date, including $753 million in the first quarter.  Nearly 90% of our first quarter investments were derived from existing relationships, with the remainder primarily representing a new investment with Senior Lifestyle Corporation, the 10th largest seniors housing operator in the country.  Our steady stream of investments over the past year generated excellent 24% FFO per share and 26% FAD per share growth.  Finally, our capital transactions lowered our blended cost of capital, reduced overall leverage, and provided significant liquidity to support our investment program throughout the remainder of 2012 as we continue to deliver strong total returns for our shareholders.”

Recent Highlights

•         1Q12 normalized FFO of $0.87 per share, an increase of 24% versus 1Q11

•         1Q12 normalized FAD of $0.78 per share, an increase of 26% versus 1Q11

•         Increased 1Q12 same-store cash NOI by 4.2%, including 10.3% growth in our seniors housing operating portfolio

•         Completed gross new investments totaling $753 million in 1Q12 including acquisitions totaling $654 million

•         Received $33 million in proceeds on property sales and loan payoffs, generating $0.8 million in gains

•         Reduced debt to undepreciated book capitalization to 41% at end of 1Q12 from 46% at end of 4Q11

•         Issued 20.7 million shares of common stock, generating $1.1 billion of proceeds in February

•         Issued 6.5% Series J preferred stock, generating $287.5 million of proceeds in March

•         Completed redemptions of $100 million 7.875% Series D and $175 million 7.625% Series F preferred stock in April

•         Issued $600 million of 4.125% senior unsecured notes in April

•         Completed redemptions of $126 million 4.75% convertible senior unsecured notes and extinguishments of $185 million of secured debt with a weighted average interest rate of 4.25% through April

•         Invested $509.5 million in transaction with Chartwell Seniors Housing REIT in May

•         Declassified Board of Directors in May

Dividends for First Quarter 2012  As previously announced, the Board of Directors declared a cash dividend for the quarter ended March 31, 2012 of $0.74 per share, as compared to $0.715 per share for the same period in 2011, representing a 3.5% increase.  The cash dividend will be paid on May 21, 2012 and will be the company’s 164th consecutive quarterly dividend payment.  The declaration and payment of quarterly dividends remains subject to review by and approval of the Board of Directors.

1Q12 Earnings Release                                                                                                                                                                         May8, 2012

First Quarter Investment Highlights

During the quarter the company completed $426 million in medical office building investments at a blended yield of 6.7%.  The investments include the previously announced acquisition of 11 medical office buildings for $298 million, one additional acquisition, and one development conversion.  Each building is affiliated with a health system.  The average occupancy is 94%.  The 12 buildings acquired total one million rentable square feet, for an average size of 83,000 rentable square feet.  The development conversion represents our second project with Virtua Health and is comprised of a 292,000 rentable square foot building on the campus of Virtua Health’s flagship hospital in Voorhees, New Jersey.  Virtua Health is a large, non-profit health system based in New Jersey.  The project is currently 98% leased.

During the quarter the company completed $119 million in seniors housing triple-net lease investments at a blended yield of 7.6%.  The investments include the acquisition of three facilities operated by Senior Lifestyle and one development conversion.  Senior Lifestyle, headquartered in Chicago, is the 10th largest seniors housing provider in the U.S., operating almost 10,000 units across 21 states.   Senior Lifestyle is a new relationship to the company that is expected to grow in the future.  The three facilities are primarily private pay, include 562 units and offer a continuum of care in a rental model.

As previously announced, during the quarter the company completed the acquisition of six communities, in partnership with Belmont Village, for $210 million at a blended yield of 6.8%.  The acquisition represents the second transaction with Belmont Village.  The communities are 100% private pay and include 756 units located in California (1 community in San Diego), Georgia (2 communities in Atlanta), Tennessee (1 community in Memphis; 1 community in Nashville) and Texas (1 facility in Houston).  Consistent with our investment strategy, the communities are located in attractive metropolitan markets, which we expect to support annual NOI growth of 4% to 5%.  The communities will be owned by the company’s existing RIDEA partnership with Belmont Village and will continue to be managed by Belmont Village.

Outlook for 2012  The company is updating its 2012 guidance to reflect investment and financing activity announced year-to-date and certain normalizing items (see Exhibit 1), and to increase its disposition guidance from $200 million to $300 million which consists primarily of non-strategic, Medicaid-oriented skilled nursing facilities. Primarily due to increased disposition guidance, normalized FFO has been revised to a range of $3.50 to $3.60 per diluted share from $3.53 to $3.63 per diluted share and normalized FAD has been revised to a range of $3.08 to $3.18 per diluted share from $3.11 to $3.21 per diluted share. Net income attributable to common stockholders has been revised to a range of $1.09 to $1.19 per diluted share from $1.26 to $1.36 per diluted share.

The company’s guidance does not include any additional 2012 investments beyond what has been announced, nor any additional transaction costs, capital transactions, impairments, unanticipated additions to the loan loss reserve or other additional one-time items, including any additional cash payments other than normal monthly rental payments.  Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO and FAD.

Conference Call Information  The company has scheduled a conference call on Tuesday, May 8, 2012 at 10:00 a.m. Eastern Time to discuss its first quarter 2012 results, industry trends, portfolio performance and outlook for 2012. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international).  For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through May 22, 2012. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international).  The conference ID number is 71285482. To participate in the webcast, log on to www.hcreit.com  15 minutes before the call to download the necessary software.  Replays will be available for 90 days.

1Q12 Earnings Release                                                                                                                                                                         May8, 2012

Key Performance Indicators
	1Q12	1Q11	Change
Net income (loss) attributable to common
stockholders (NICS) per diluted share	$0.19	$0.15	27%
Normalized FFO per diluted share	$0.87	$0.70	24%
Normalized FAD per diluted share	$0.78	$0.62	26%
Dividends per common share	$0.74	$0.69	7%
Normalized FFO Payout Ratio	85%	99%
Normalized FAD Payout Ratio	95%	111%

Quarterly Earnings
	NICS			FFO			FAD
	1Q12	1Q11	Change	1Q12	1Q11	Change	1Q12	1Q11	Change
Per diluted share	$0.19	$0.15	27%	$0.81	$0.46	76%	$0.73	$0.41	78%
Includes impact of:
Gain (loss) on property sales(1)	$-	$0.17
Impairment of assets(2)	$-	$-
Other items, net(3)	$(0.05)	$(0.24)		$(0.05)	$(0.24)		$(0.05)	$(0.24)
Prepaid/straight-line rent receipts(4)							$0.01	$0.02
Per diluted share - normalized(a)				$0.87	$0.70	24%	$0.78	$0.62	26%
(a) Amounts may not sum due to rounding
(1) $769,000 and $26,156,000 of gains in 1Q12 and 1Q11, respectively.
(2) $0 and $202,000 of impairments in 1Q12 and 1Q11, respectively.
(3) See Exhibit 1.
(4) $1,014,000 and $3,612,000 of receipts in 1Q12 and 1Q11, respectively.

Supplemental Reporting Measures  The company believes that net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), is the most appropriate earnings measurement. However, the company considers funds from operations (FFO) and funds available for distribution (FAD) to be useful supplemental measures of its operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities.   Normalized FFO represents FFO adjusted for certain items detailed in Exhibit 1.  FAD represents FFO excluding net straight-line rental adjustments, amortization related to above/below market leases and amortization of non-cash interest expenses and less cash used to fund capital expenditures, tenant improvements and lease commissions at medical office buildings.  Normalized FAD represents FAD excluding prepaid/straight-line rent cash receipts and adjusted for certain items detailed in Exhibit 1.  The company believes that normalized FFO and normalized FAD are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.  The company’s supplemental reporting measures and similarly entitled financial measures are widely used by investors and equity analysts in the valuation, comparison and investment recommendations of companies.  The company’s management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions.  Additionally, they are utilized by the Board of Directors to evaluate management.  The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity.  Finally, the supplemental reporting measures, as defined by the company, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.  Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended March 31, 2012, which is available on the company’s website (www.hcreit.com), for information and reconciliations of additional supplemental reporting measures.

1Q12 Earnings Release                                                                                                                                                                         May8, 2012

About Health Care REIT, Inc.  Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of seniors housing and health care real estate.  The company also provides an extensive array of property management and development services.  As of March 31, 2012, the company’s broadly diversified portfolio consisted of 956 facilities in 46 states.  More information is available on the company’s website at www.hcreit.com.

Forward-Looking Statements and Risk Factors  This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern and are based upon, among other things, the possible expansion of the company’s portfolio; the sale of facilities; the performance of its operators/tenants and facilities; its ability to enter into agreements with viable new tenants for vacant space or for facilities that the company takes back from financially troubled tenants, if any; its occupancy rates; its ability to acquire, develop and/or manage facilities; its ability to make distributions to stockholders; its policies and plans regarding investments, financings and other matters; its ability to successfully manage the risks associated with international expansion and operations; its tax status as a real estate investment trust; its critical accounting policies; its ability to appropriately balance the use of debt and equity; its ability to access capital markets or other sources of funds; and its ability to meet its earnings guidance. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care, seniors housing and life science industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; the company’s ability to transition or sell facilities with profitable results; the failure to make new investments as and when anticipated; acts of God affecting the company’s facilities; the company’s ability to re-lease space at similar rates as vacancies occur; the company’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; regulatory approval and market acceptance of the products and technologies of life science tenants; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future acquisitions; environmental laws affecting the company’s facilities; changes in rules or practices governing the company’s financial reporting; the movement of U.S. and Canadian exchange rates; and legal and operational matters, including real estate investment trust qualification and key management personnel recruitment and retention. Finally, the company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

1Q12 Earnings Release                                                                                                                                                                         May8, 2012

HEALTH CARE REIT, INC.

Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31,
	2012	2011
Assets
Real estate investments:
Land and land improvements	$1,146,099	$819,622
Buildings and improvements	13,575,137	8,707,973
Acquired lease intangibles	497,389	347,620
Real property held for sale, net of accumulated depreciation	165,736	71,126
Construction in progress	150,750	353,812
	15,535,111	10,300,153
Less accumulated depreciation and intangible amortization	(1,272,922)	(867,050)
Net real property owned	14,262,189	9,433,103
Real estate loans receivable(1)	298,868	447,351
Less allowance for losses on loans receivable	-	(1,524)
Net real estate loans receivable	298,868	445,827
Net real estate investments	14,561,057	9,878,930
Other assets:
Investments in unconsolidated entities	239,254	250,111
Goodwill	68,321	51,207
Deferred loan expenses	57,252	48,620
Cash and cash equivalents	469,217	2,667,995
Restricted cash	83,499	38,722
Receivables and other assets(2)	381,134	322,459
	1,298,677	3,379,114
Total assets	$15,859,734	$13,258,044

Liabilities and equity
Liabilities:
Borrowings under unsecured lines of credit arrangements	$5,000	$-
Senior unsecured notes	4,436,103	4,427,850
Secured debt	2,353,856	1,711,973
Capital lease obligations	83,020	8,813
Accrued expenses and other liabilities	393,202	334,259
Total liabilities	7,271,181	6,482,895
Redeemable noncontrolling interests	34,535	4,546
Equity:
Preferred stock	1,297,917	1,010,417
Common stock	213,529	176,563
Capital in excess of par value	8,088,573	6,280,906
Treasury stock	(17,265)	(13,480)
Cumulative net income	1,952,320	1,708,248
Cumulative dividends	(3,134,255)	(2,538,601)
Accumulated other comprehensive income	(11,642)	(10,295)
Other equity	7,208	6,383
Total Health Care REIT, Inc. stockholders’ equity	8,396,385	6,620,141
Noncontrolling interests	157,633	150,462
Total equity	8,554,018	6,770,603
Total liabilities and equity	$15,859,734	$13,258,044

(1) Includes non-accrual loan balances of $12,956,000 and $9,478,000 at March 31, 2012 and 2011, respectively.
(2) Includes net straight-line receivable balances of $129,434,000 and $88,405,000 at March 31, 2012 and 2011, respectively.

1Q12 Earnings Release                                                                                                                                                                         May8, 2012

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended
		March 31,
		2012	2011
	Revenues:
	Rental income	$267,358	$159,937
	Resident fees and service	158,174	71,286
	Interest income	8,141	11,709
	Other income	1,686	2,824
	Gross revenues	435,359	245,756

	Expenses:
	Interest expense	92,712	56,902
	Property operating expenses	129,268	63,563
	Depreciation and amortization	125,955	70,743
	General and administrative expenses	27,751	17,714
	Transaction costs	5,579	36,065
	Unrealized loss on derivatives	555	-
	Provision for loan losses	-	248
	Total expenses	381,820	245,235

	Income (loss) from continuing operations before income taxes
and income from unconsolidated entities		53,539	521

	Income tax (expense) benefit	(1,470)	(129)
	Income (loss) from unconsolidated entities	1,532	1,543
	Income (loss) from continuing operations	53,601	1,935

	Discontinued operations:
	Gain (loss) on sales of properties	769	26,156
	Impairment of assets	-	(202)
	Income (loss) from discontinued operations, net	3,088	3,921
		3,857	29,875
	Net income (loss)	57,458	31,810
Less:	Preferred dividends	19,207	8,680
	Net income (loss) attributable to noncontrolling interests	(1,056)	(242)
	Net income (loss) attributable to common stockholders	$39,307	$23,372

	Average number of common shares outstanding:
	Basic	199,661	154,945
	Diluted	201,658	155,485

	Net income (loss) attributable to common stockholders per share:
	Basic	$0.20	$0.15
	Diluted	$0.19	$0.15

	Common dividends per share	$0.74	$0.69

1Q12 Earnings Release                                                                                                                                                                         May8, 2012

Normalizing Items		Exhibit 1
(in thousands, except per share data)
	Three Months Ended
	March 31,
	2012	2011
Transaction costs	$5,579 (1)	$36,065
Special stock compensation grants	4,316 (2)	-
Unrealized loss on derivatives	555 (3)	-
Provision for loan losses	-	248
Held for sale hospital operating expenses(4)	215	829
Total	$10,665	$37,142

Average diluted common shares outstanding	201,658	155,485
Net amount per diluted share	$0.05	$0.24

Notes:	(1) Primarily costs incurred with the medical office building and seniors housing operating acquisitions during the quarter.
	(2) Represents impact of special non-cash retention and performance based stock awards for executive officers.
	(3) Related to a currency hedge executed at time of commitment to Chartwell transaction to lock the exchange rate on the cash portion of the transaction.
	(4) Represents expenses incurred in connection with a hospital classified as held for sale.

Funds Available for Distribution Reconciliation		Exhibit 2
(in thousands, except per share data)
	Three Months Ended
	March 31,
	2012	2011
Net income (loss) attributable to common stockholders	$39,307	$23,372
Depreciation and amortization(1)	127,422	74,768
Impairment of assets	-	202
Loss (gain) on sales of properties	(769)	(26,156)
Noncontrolling interests(2)	(4,489)	(3,836)
Unconsolidated entities(3)	837	1,191
Gross straight-line rental income	(11,139)	(5,030)
Prepaid/straight-line rent receipts	1,014	3,612
Amortization related to above (below) market leases, net	(252)	(658)
Non-cash interest expense	3,693	3,716
Cap-ex, tenant improvements, lease commissions	(8,585)	(8,141)
Funds available for distribution	147,039	63,040
Normalizing items, net(4)	10,665	37,142
Prepaid/straight-line rent receipts	(1,014)	(3,612)
Funds available for distribution - normalized	$156,690	$96,570

Average diluted common shares outstanding	201,658	155,485

Per diluted share data:
Net income (loss) attributable to common stockholders	$0.19	$0.15
Funds available for distribution	$0.73	$0.41
Funds available for distribution - normalized	$0.78	$0.62

Normalized FAD Payout Ratio:
Dividends per common share	$0.74	$0.69
FAD per diluted share - normalized	$0.78	$0.62
Normalized FAD payout ratio	95%	111%

Notes:	(1) Depreciation and amortization includes depreciation and amortization from discontinued operations.
	(2) Represents noncontrolling interests' share of net FAD adjustments.
	(3) Represents HCN's share of net FAD adjustments from unconsolidated entities.
	(4) See Exhibit 1.

1Q12 Earnings Release                                                                                                                                                                         May8, 2012

Funds From Operations Reconciliation		Exhibit 3
(in thousands, except per share data)
	Three Months Ended
	March 31,
	2012	2011
Net income (loss) attributable to common stockholders	$39,307	$23,372
Depreciation and amortization(1)	127,422	74,768
Impairment of assets	-	202
Loss (gain) on sales of properties	(769)	(26,156)
Noncontrolling interests(2)	(4,990)	(4,160)
Unconsolidated entities(3)	2,887	3,027
Funds from operations	163,857	71,053
Normalizing items, net(4)	10,665	37,142
Funds from operations - normalized	$174,522	$108,195

Average diluted common shares outstanding	201,658	155,485

Per diluted share data:
Net income (loss) attributable to common stockholders	$0.19	$0.15
Funds from operations	$0.81	$0.46
Funds from operations - normalized	$0.87	$0.70

Normalized FFO Payout Ratio:
Dividends per common share	$0.74	$0.69
FFO per diluted share - normalized	$0.87	$0.70
Normalized FFO payout ratio	85%	99%

Notes:	(1) Depreciation and amortization includes depreciation and amortization from discontinued operations.
	(2) Represents noncontrolling interests' share of net FFO adjustments.
	(3) Represents HCN's share of net FFO adjustments from unconsolidated entities.
	(4) See Exhibit 1.

Outlook Reconciliations: Year Ended December 31, 2012				Exhibit 4
(in thousands, except per share data)
	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$1.26	$1.36	$1.09	$1.19
Depreciation and amortization(1)	2.27	2.27	2.36	2.36
Funds from operations	3.53	3.63	3.45	3.55
Normalizing items, net(2)	-	-	0.05	0.05
Funds from operations - normalized	$3.53	$3.63	$3.50	$3.60

FAD Reconciliation:
Net income attributable to common stockholders	$1.26	$1.36	$1.09	$1.19
Depreciation and amortization(1)	2.27	2.27	2.36	2.36
Net straight-line rent and above/below amortization(1)	(0.20)	(0.20)	(0.22)	(0.22)
Non-cash interest expense(1)	0.06	0.06	0.06	0.06
Cap-ex, tenant improvements, lease commissions(1)	(0.28)	(0.28)	(0.26)	(0.26)
Funds available for distribution	3.11	3.21	3.03	3.13
Normalizing items, net(2)	-	-	0.05	0.05
Funds available for distribution - normalized	$3.11	$3.21	$3.08	$3.18

Notes:	(1) Amounts presented net of noncontrolling interests' share and HCN's share of unconsolidated entities.
	(2) See Exhibit 1.